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EXHIBIT 11


EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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                                                                                 Three Months Ended
                                                                                    September 30,
                                                                          ---------------------------------
                                                                             2000                   1999
SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                                4,857,709               4,846,476
                                                                          =========               =========

SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                                4,857,709               4,846,476

Net effect of stock options based on the treasury stock
  method using the average market price during the period                    44,683                 100,640
                                                                          ---------               ---------

    Total weighted average common and common equivalent
      shares outstanding                                                  4,902,392               4,947,116
                                                                          =========               =========
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